Exhibit 21.1

Petrosearch Energy Corporation Subsidiaries

Petrosearch Operating Company, L.L.C.
TK Petrosearch, L.L.C.
Guidance Petrosearch, L.L.C.
Pursuit Petrosearch, L.L.C.
Buena Vista Petrosearch, L.L.C.
Rocky Mountain Petrosearch, L.L.C.
Big Sky Petrosearch, L.L.C.
Great Buffalo Petrosearch, L.L.C.
Beacon Petrosearch, L.L.C.
Anadarko Petrosearch, L.L.C.
Rancon Petrsearch, L.L.C.
Wilcox Petrosearch, L.L.C.
Magnolia Petrosearch
Black Ramn Petrosearch
Barnett Petrosearch LLC
Garwood Petrosearch, Inc.
Exploration Holdings Co, LLC